March 30, 2012

Dear ___________,

This letter is to amend our October 11, 2011 agreement concerning the consideration ProUroCare Medical Inc. (the “Company”) is providing to you regarding your guaranty of our currently outstanding loan with Crown Bank (the “Crown Loan”).

In that agreement, the Company agreed to provide consideration for the period from April 1, 2012 through October 31, 2012 in the form of shares of the Company’s common stock. The number of shares was to be determined on the first of each month by applying a compensation formula to the amount of your Crown Bank guaranty commitment on that date. The shares so earned were to be issued later, upon your instruction on or before October 31, 2015.

This letter is to document an agreement by the parties to change the timing of delivery of the consideration shares. Under the new arrangement, the Company agrees to issue on today’s date all the shares to be earned for the entire seven month guarantee period, assuming the currently outstanding Crown Loan amount will remain outstanding throughout the period. In turn, for each full month that the Company is able to retire the principal amount of the Crown Loan prior to October 31, 2012, you agree to pay the Company $12,000, or a pro-rata portion thereof if partial reductions of the principal balance are made. Such pro rata reduction will be based on the ratio of the amount of your guarantee commitment (as used in the consideration formula) immediately after the principal reduction to the amount of your guarantee commitment as of April 1, 2012.

Thank you for your continued support!

Sincerely,

Richard C. Carlson

Chief Executive Officer

If you agree to the above terms, please sign and date below, and fax it back to Dick Thon at 952-698-4499 or email it to rthon@prourocare.com.

Signature	Date

Form of Guarantor Letter Agreement Amendment 033012